Exhibit 3.17
ARTICLES OF ORGANIZATION
OF
ENERGETIC ADDITIVES COMPANY, LLC
(a Nevada limited liability company)
     Pursuant to the provisions of Chapter 86 of the Nevada Revised Statutes (the “Act”), the undersigned hereby adopts the following Articles of Organization of Energetic Additives Company, LLC (the “Company”).
ARTICLE 1
NAME
     The name of the Company is Energetic Additives Company, LLC.
ARTICLE 2
AGENT FOR SERVICE OF PROCESS
     The address of the office where the records of the Company required to be maintained pursuant to the Act shall be Santoro, Driggs, Walch, Kearney, Johnson & Thompson, 400 South Fourth Street, Third Floor, Las Vegas, Nevada 89101. The name and address of the resident agent in the State of Nevada shall be Santoro, Driggs, Walch, Kearney, Johnson & Thompson, 400 South Fourth Street, Third Floor, Las Vegas, Nevada 89101.
ARTICLE 3
MANAGEMENT
     3.1 Manager Management. The management o the Company shall be vested in a manager or managers appointed by the members in the manner prescribed in the Operating Agreement of the Company. The number of managers may be increased or decreased in accordance with the terms of the Operating Agreement.
     3.2 Initial Managers. The initial number of managers of the Company shall be one (1). The name and business address of the party who shall serve as the initial manager is:

American Pacific Corporation	3770 Howard Hughes Parkway
Suite 300
Las Vegas, Nevada 89109

ARTICLE 4
INDEMNIFICATION OF LIABILITY
     4.1 Indemnification of Managers and Members. The Company shall hold harmless and indemnify any manager or member against any and all of the following expenses: (a) attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by a manager or a member in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including any action by or in the fight of the Company) to which any manager or member is, was, or at any time becomes a party or is threatened to be made a party by reason of the fact that the manager or member is, was, or at any time becomes a manager, member, employee, or agent of the Company or is or was serving or at any time serves at the request of the Company as a director, officer, partner, employee, manager, member, or agent of another corporation, partnership, limited-liability company, joint venture, trust, or other enterprise; and (b) any other expenses for which indemnification of a manager or member is permitted under the Act.
     4.2 Limitations on Indemnification. No indemnity pursuant to Section 4.1 hereof shall be paid by the Company: (a) except to the extent the aggregate of losses to be indemnified hereunder exceeds the amount of losses for which the manager or member is indemnified pursuant to any policy of insurance purchased and maintained by the Company; (b) in respect to remuneration paid to a manager or member if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; (c) on account of an action or omission of the manager or member that is finally adjudged to constitute willful misconduct or to have been knowingly fraudulent or deliberately dishonest; or (d) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.
     4.3 Continuation of Indemnification. All obligations of the Company hereunder shall continue during the period a manager or member is a manager, member, employee, or agent of the Company (or is or was serving at the request of the Company as a director, officer, partner, employee, manager, member, or agent of another corporation, partnership, limited-liability company, joint venture, trust, or other enterprise) and shall continue thereafter so long as the manager or member shall be subject to any possible claim or threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, or investigative, by reason of the fact that the manager was a manager or the member was a member of the Company or serving in any other capacity referred to herein.
     4.4 Notification. A manager or member shall promptly notify the Company of any matter that is or may be the subject of an indemnification claim hereunder. Promptly after receipt by the manager or member of notice of the commencement of any action, suit, or proceeding, the manager or member will notify the Company thereof.
     4.5 Authorization. Any indemnification under Sections 4.1 of these Articles of Organization, unless ordered by a court or advanced pursuant to Section 4.6 of these Articles of Organization, may be made by the Company only as authorized in the specific case upon a determination that indemnification of the manager, member, employee, or agent is proper in the circumstances. The determination must be made by either: (i) a majority vote of the members; (ii) a majority vote of a quorum of managers consisting of the managers who were not parties to the action, suit, or proceeding; or (iii) if a majority of a quorum of managers consisting of the managers who were not parties to the action, suit, or proceeding so order, by independent legal counsel in a written opinion.
     4.6 Advance of Expenses. The expenses of managers and members incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the manager or member to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. The provisions of this Section do not affect any fights to advancement of expanses to which personnel of the Company other than managers or members may be entitled under any contract or otherwise.
     4.7 Notice of Indemnification. Any indemnification of or advance of expenses to a manager or member in accordance with this Article 4, if arising out of a proceeding by or on behalf of the Company, shall be reported in writing to the members with or before the notice of the next members’ meeting.
     4.8 Repeal or Modification. Any repeal or modification of this Article by the members of the Company shall not adversely affect any right of a manager or member of the Company existing at the time of such repeal or modification.
     4.9 Repayment of Expenses. A manager or member shall reimburse the Company for all reasonable expenses paid by the Company in defending any civil or criminal action, suit, or procceding against the manager or member in the event and only to the extent that it shall be finally determined that the manager or member is not entitled to be indemnified by the Company for such expenses under this Agreement or otherwise.
ARTICLE 5
AMENDMENTS
     The Company reserves the right to amend its Articles of Organization from time to time in accordance with the Act.
ARTICLE 6
ADOPTION OF OPERATING AGREEMENT
     6.1 Initial Operating Agreement. The initial Operating Agreement of the Company shall be adopted by its members and shall thereafter be amended or repealed as provided in the Operating Agreement, or in the absence of any provision regarding the right to amend or repeal the Operating Agreement, by the unanimous consent of the members.

     6.2 Amendment by the Manager. The Operating Agreement may not be amended or repealed by the managers unless and only to the extent any such fight is granted to the managers in the Operating Agreement.
     6.3 Content. The Operating Agreement may contain any provisions for the regulation and management of the affairs of the Company not inconsistent with law or these Articles of Organization.
ARTICLE 7
ORGANIZER
     The name and address of the organizer of the Company is JoAnn Santulli, 400 South Fourth Street, Third Floor, Las Vegas, Nevada 89101. All powers, duties, and responsibilities of the organizer shall cease upon the filing of these Articles of Organization with the Secretary of State of Nevada.
ARTICLE 8
EXECUTION
     These Articles of Organization are executed this 29th day of October, 2002.

/s/ JoAnn Santulli

JoAnn Santulli

STATE OF NEVADA	)
	)	ss.
COUNTY OF CLARK	)
     On this 29th day of October, 2002, personally appeared before me, a Notary Public in and for the County of Clark, State of Nevada, duly commissioned and sworn, JoAnn Santulli, personally known (or proved) to me to be the person whose name is subscribed to the above instrument, and who acknowledged to me that she executed the same freely and voluntarily and for the uses and purposes therein mentioned.

/s/ Merlin Ann Calimpong

Notary Public

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